UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

Pogo Producing Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Pogo, its directors and certain members of its management and employees may be deemed to be “participants” in the solicitation of proxies for the 2007 annual meeting of its shareholders under the rules of the SEC.  Interests of persons who may be deemed to be participants in the solicitation will be included in Pogo’s proxy statement relating to the 2007 annual meeting to be filed with the SEC.  Information concerning beneficial ownership of Pogo stock by its directors and certain executive officers is included in its proxy statement dated March 27, 2006 and subsequent statements of changes in beneficial ownership on file with the SEC.  Shareholders will be able to obtain free copies of the proxy statement relating to the 2007 annual meeting and any other relevant documents filed by Pogo with the SEC through the SEC’s Web site at www.sec.gov or through Pogo’s Web site at www.pogoproducing.com.  Shareholders are advised to read the 2007 proxy statement when it is available because it will contain important information.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2007

POGO PRODUCING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7792	74-1659398
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Greenway Plaza, Suite 2700, Houston, Texas 77046-0504

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 297-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition; Item 7.01 Regulation FD Disclosure.

(1)          On February 15, 2007, a press release was issued by Pogo Producing Company (the “Company”) and also made available through the Company’s website at www.pogoproducing.com. The press release contains information concerning the Company’s unaudited financial and operating results for the quarter and year ended December 31, 2006. A copy of this press release is included herein as Exhibit 99.1 and incorporated by reference into Items 2.02 and 7.01.

(2)          On February 15, 2007, certain unaudited supplemental financial and operating information concerning the Company’s results for the quarter and year ended December 31, 2006, as well as guidance regarding certain 2007 items, were placed on the Company’s website at www.pogoproducing.com. A copy of the three supplemental schedules are included herein as Exhibits 99.2, 99.3 and 99.4 and are incorporated by reference into Items 2.02 and 7.01.

The information being furnished pursuant to Item 2.02 and Item 7.01 of this Form 8-K and in the exhibits hereto shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01  Other Events.

(1)          Pursuant to Article 1, Sections 9, 10, and 11 of the Amended and Restated Bylaws of the Company, a Delaware Corporation, notice is hereby given that the Company’s Board of Directors has determined that the 2007 annual meeting of stockholders of the Company will be held on Tuesday, May 15, 2007 at the Century II Room, Renaissance Houston Hotel, 6 Greenway Plaza, Houston, Texas at 10:00 a.m., CDT.

Item 9.01  Financial Statements and Exhibits.

(c)          Exhibits (furnished pursuant to Item 2.02 and not deemed filed with the Commission).

Exhibit Number	Description
99.1	Press Release issued February 15, 2007 regarding the quarter and year ended December 31, 2006 results of Pogo Producing Company (the “Company”)
99.2	Unaudited Supplemental Financial Information regarding the Company’s quarter and year ended December 31, 2006 results
99.3	Unaudited Supplemental Operating Information regarding the Company’s quarter and year ended December 31, 2006 results
99.4	2007 Guidance

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POGO PRODUCING COMPANY

Date: February 15, 2007	By:	/s/ James P. Ulm, II
		Name:	James P. Ulm, II
		Title:	Senior Vice President and Chief Financial Officer

3

Exhibit Index

Exhibit Number	Description
99.1	Press Release issued February 15, 2007 regarding the quarter and year ended December 31, 2006 results of the Company
99.2	Unaudited Supplemental Financial Information regarding the Company’s quarter and year ended December 31, 2006 results
99.3	Unaudited Supplemental Operating Information regarding the Company’s quarter and year ended December 31, 2006 results
99.4	2007 Guidance

4

Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Paul G. Van Wagenen
(713) 297-5000

POGO’S RESERVES GROW LARGER FOR 15th STRAIGHT YEAR;

2007 CAPITAL AND EXPLORATION BUDGET SET AT $720 MILLION;

STRATEGIC ALTERNATIVES UNDER CONSIDERATION

HOUSTON, TX. — February 15, 2007 — Pogo Producing Company (“PPP”—NYSE) recorded a fourth quarter 2006 net loss of ($16,521,000), or ($0.29) per share, on revenues of $343,134,000, compared to net income in the fourth quarter of 2005 totaling $114,500,000, or $1.98 per share, on revenues of $419,577,000.  For the full year of 2006, Pogo’s net income was $446,171,000, or $7.74 per share, on revenues of $1,745,031,000, compared to the full year of 2005 when net income was $750,703,000, or $12.43 per share, on revenues of $1,225,699,000.

Discretionary cash flow in the fourth quarter and for the full year of 2006 was $182,061,000 and $727,785,000, respectively, compared to discretionary cash flow of $253,615,000 in the fourth quarter and $837,497,000 in the full year of 2005.  Net cash provided by operating activities during the fourth quarter and full year of 2006 was $133,100,000 and $651,875,000, respectively, compared to $206,597,000 and $845,537,000 for the same time periods in 2005.

2007 CAPITAL SPENDING, EXPLORATION BUDGET SET AT $720 MILLION

Pogo’s Board of Directors approved a Capital and Exploration Budget for 2007 of $720 million today, covering Pogo’s activities worldwide, including the drilling of some 370 gross wells.  Pogo’s total 2006 spending, including acquisitions as well as capital and exploration spending was approximately $1,730,000,000.  Net of all of Pogo’s 2006 acquisition expenses, including the acquisition of Latigo Petroleum, Pogo expended approximately $944,000,000 during 2006.

OIL AND GAS RESERVES REACH ALL-TIME HIGH

During 2006, including all acquisitions and dispositions, Pogo replaced an estimated 194% of its 2006 production of 183 bcfe.  Obviously, reserves replacement results were impacted greatly by the sale of approximately 143 bcfe of proven reserves in the Gulf of Mexico, and acquisitions of an estimated 282 bcfe of net reserves largely resulting from Pogo’s 2006 acquisition of Latigo Petroleum and Latigo’s properties in the Permian Basin and the Texas panhandle.  Through the drill bit alone, Pogo replaced 118% of its 2006 production.  Pogo’s year-end 2006 estimated equivalent proven oil and natural gas reserves, as calculated by Pogo’s independent engineering consultants, rose to a record total of 2.213 trillion cubic feet equivalent (tcfe), some 706 bcfe of which is in Canada.  Thus, Pogo grew its 2006 year-end reserves, company-wide, by 8%, which marks Pogo’s fifteenth consecutive year of positive reserves growth. Pogo replaced 180% of its Canadian production with 2006 drilling and acquisitions.  Beyond replacing 2006 production in Canada, Pogo’s Canadian proven reserves grew 7% during 2006 from 657 bcfe to 706 bcfe at year end.

Pogo’s 2006 reserves replacement costs from all sources was $3.48 per mcfe.  Reserves replacement costs due to acquisitions in 2006 averaged $2.79 per mcfe.  Reserves replacement by the drill bit alone in 2006 cost Pogo an average of $4.39 per mcfe.

2006 DRILLING RATE RISES

The year 2006 marked the busiest drilling year in Pogo’s history, with 488 total gross wells drilled, up almost one-third, or 32%, from 2005, the company’s previous record year as measured by drilling activity.  Some 432, or 89%, of Pogo’s 488 wells drilled in 2006 were successfully completed as producers.

Operations on Pogo’s Canadian properties accounted for 152 successful completions out of 163 total wells drilled last year, a 93% success rate, as the company’s Canadian year-end production exit rate touched 30,000 equivalent barrels per day.

FOURTH QUARTER OIL PRICES AND PRODUCTION VOLUMES FLAT,
NATURAL GAS VOLUMES RISE WHILE PRICES SINK

Pogo’s company-wide fourth quarter production of liquid hydrocarbons, including crude oil, condensate and plant products, averaged 35,647 barrels per day (bpd), almost identical to 35,685 bpd produced in the same quarter of 2005.  Pogo’s average crude oil and condensate prices received in the fourth quarter were $51.84 per barrel, down slightly from $52.68 per barrel in the same quarter in 2005.  For the full year of 2006, Pogo averaged liquid hydrocarbon production of 36,924 bpd, up from 29,897 bpd produced in 2005.

Pogo’s fourth quarter natural gas production was 292.3 million cubic feet per day (mmcf/d) up 10% from 265.1 mmcf/d in the same quarter of 2005.  Natural gas prices averaged only $6.06/mcf, down 39% from $9.99/mcf received in the fourth quarter of 2005.  Full year 2006 natural gas production rose 12% to 279.6 mmcf/d, up from 250.2 mmcf/d in 2005.

OPERATIONS REPORT

Pogo drilled 57 fourth quarter wells in the Permian Basin and Texas panhandle areas, completing 54 of them as producers.  The 100% Pogo-owned Cypress 34 Fed No. 1 tested 585 bpd and 1.9 mmcf/d from the Bone Spring formation at a vertical depth of 7,950 feet subsurface. As many as six more wells are now available to be drilled in this excellent play in Eddy County, New Mexico.

One of the three successful fourth quarter Wheeler field wells in Wheeler County, Texas, was the 64%-owned Luker No. 1-02 well, which tested the Granite Wash/Atoka Wash horizons at a rate of 120 bpd and 3.4 mmcf/d.  Many more locations are available in the fine Wheeler field.

Five successful fourth quarter wells in Ochiltree County, Texas, at 100%-owned Courson Ranch, included the Courson Ranch 158 No. 10, which tested the Mississippian horizon at a rate of 175 bpd and 0.8 mmcf/d.  Many additional drilling locations on the ranch await the drill bit.

Seven of ten fourth quarter wells drilled in the Madden field in the Wind River Basin in central Wyoming were successfully completed as producers.  Scores of Madden wells are budgeted for 2007.

In Canada, Pogo’s highly prospective and potentially large Tay River prospect well in southern Alberta was spudded on January 28, 2007.  It should reach its anticipated total depth near the middle of this year.

The first northern Taranaki Basin exploratory well to be drilled on Pogo’s one million acre exploration license area in offshore New Zealand waters is expected to spud by August of this year.  Pogo and its partners are eager to test the first of their 3-D seismic-based New Zealand prospects.

STRATEGIC ALTERNATIVES PROCESS

Pogo today confirmed that its Board of Directors previously initiated the exploration of a range of strategic alternatives to enhance shareholder value and is continuing to do so, including the possible sale or merger of Pogo, the sale of its Canadian, Gulf Coast, Gulf of Mexico or other significant assets, and changes to the company’s business plan.  Pogo retained Goldman, Sachs & Co. and TD Securities Inc. as financial advisors for the process.  There is no assurance that the exploration of strategic alternatives will result in any transaction, and Pogo does not expect to make further public comment regarding any such transaction unless and until it enters into a definitive agreement.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Natural gas
Price per Mcf	$6.06	$9.99	$6.30	$7.62
Production (sales), Mcf per day	292,328	265,060	279,560	250,161
Crude oil and condensate
Price per barrel	$51.84	$52.68	$57.42	$49.85
Production, barrels per day	29,943	31,434	31,180	25,734
Total liquids
Production, barrels per day	35,647	35,685	36,924	29,897

A summary of unaudited results follows, stated inthousands, except per share amounts

Revenues:
Oil and gas	$323,221	$412,782	$1,375,361	$1,216,247
Gain (loss) on property sales	(610)	(155)	304,693	72
Other	20,523	6,950	64,977	9,380
	$343,134	$419,577	$1,745,031	$1,225,699

Income (loss) from continuing operations	$(16,521)	$114,679	$446,171	$290,069
Income (loss) from discontinued operations, net of tax	—	(179)	—	460,634
Net Income	$(16,521)	$114,500	$446,171	$750,703

Earnings per share:
Basic-
Income (loss) from continuing operations	$(0.29)	$1.98	$7.74	$4.80
Income (loss) from discontinued operations, net of tax	—	—	—	7.63
Net Income	$(0.29)	$1.98	$7.74	$12.43

Diluted-
Income (loss) from continuing operations	$(0.29)	$1.96	$7.68	$4.76
Income (loss) from discontinued operations, net of tax	—	—	—	7.56
Net Income	$(0.29)	$1.96	$7.68	$12.32

                Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt.  This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting.  Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity under GAAP.  The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses.  Other companies may define discretionary cash flow differently. A reconciliation to net cash from operating activities is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net cash provided by operating activities fromcontinuing operations	$133,100	$206,597	$651,875	$700,801
Net cash provided by operating activities fromdiscontinued operations	—	—	—	144,736
Net cash provided by operating activities	$133,100	206,597	$651,875	845,537
Remove changes in operating assets & liabilities	31,518	42,609	44,072	(34,647	)(a)
Add back exploration expenses	17,443	4,409	31,838	26,607	(a)
Discretionary cash flow	$182,061	$253,615	$727,785	$837,497	(a)

Net cash used in investing activities	$(315,711)	$(191,684)	$(1,332,325)	$(1,390,255	)(a)
Net cash provided by (used in) financingactivities	$176,429	$(15,160)	$644,739	$516,298	(a)

(a)             Includes activities from both continuing and discontinued operations.

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns approximately 4,800,000 gross leasehold acres in major oil and gas provinces in North America, 6,354,000 acres in New Zealand and 1,480,000 acres in Vietnam. Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.”

This release includes statements of management’s current expectations that constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits cannot be fully realized.  Pogo discusses risks and uncertainties associated with its business in reports it files with the United States Securities and Exchange Commission (SEC) and disclaims any responsibility to update these forward-looking statements.

Pogo, its directors and certain members of its management and employees may be deemed to be “participants” in the solicitation of proxies for the 2007 annual meeting of its shareholders under the rules of the SEC.  Interests of persons who may be deemed to be participants in the solicitation will be included in Pogo’s proxy statement relating to the 2007 annual meeting to be filed with the SEC.  Information concerning beneficial ownership of Pogo stock by its directors and certain executive officers is included in its proxy statement dated March 27, 2006 and subsequent statements of changes in beneficial ownership on file with the SEC.  Shareholders will be able to obtain free copies of the proxy statement relating to the 2007 annual meeting and any other relevant documents filed by Pogo with the SEC through the SEC’s Web site at www.sec.gov or through Pogo’s Web site at www.pogoproducing.com.  Shareholders are advised to read the 2007 proxy statement when it is available because it will contain important information.

Exhibit 99.2

Pogo Producing Company
Supplemental Information (Unaudited) (1) (2)
	Quarter Ended		Twelve Months Ended
Financial Data	December 31,		December 31,
(Data in $ thousands, except per share amounts)	2006	2005	2006	2005
Revenues:
Oil and gas	$323,221	$412,782	$1,375,361	$1,216,247
Gain (loss) on property sales	(610)	(155)	304,693	72
Other	20,523	6,950	64,977	9,380
Total	343,134	419,577	1,745,031	1,225,699

Operating Expenses:
Lease operating	72,837	60,129	264,785	153,659
General and administrative	30,933	27,101	129,467	87,319
Exploration	17,443	4,409	31,838	26,473
Dry hole and impairment	32,297	28,059	106,571	87,170
Depreciation, depletion and amortization	139,288	106,368	484,647	312,247
Production and other taxes	22,329	20,355	78,361	59,527
Other	33,145	(6,064)	87,013	(9,079)
Total	348,272	240,357	1,182,682	717,316

Operating Income	(5,138)	179,220	562,349	508,383

Interest:
Charges	(42,223)	(27,762)	(148,081)	(68,654)
Income	261	598	1,752	8,291
Capitalized	21,288	16,045	77,730	23,480
Total Interest Expense	(20,674)	(11,119)	(68,599)	(36,883)

Loss on Debt Extinguishment	—	—	—	—

Commodity Derivative Income (Expense)	511	5,121	7,263	(13,618)

Foreign Currency Transaction Gain (Loss)	(2,786)	70	(1,719)	71

Income (loss) from continuing operations before income taxes	(28,087)	173,292	499,294	457,953

Income tax expense (benefit)	(11,566)	58,613	53,123	167,884

Net Income (loss) from continuing operations	(16,521)	114,679	446,171	290,069

Income (loss) from discontinued operations, net of tax	—	(179)	—	460,634

Net income	$(16,521)	$114,500	$446,171	$750,703

Basic earnings per share
Income from continuing operations	$(0.29)	$1.98	$7.74	$4.80
Income (loss) from discontinued operations	—	—	—	7.63

Basic earnings per share	$(0.29)	$1.98	$7.74	$12.43

Diluted earnings per share
Income from continuing operations	$(0.29)	$1.96	$7.68	$4.76
Income (loss) from discontinued operations	—	—	—	7.56

Diluted earnings per share	$(0.29)	$1.96	$7.68	$12.32

Weighted Average Number of Common Shares
and Potential Common Shares Outstanding:
Basic shares	57,653	57,957	57,611	60,372
Diluted shares	58,250	58,515	58,112	60,924

Discretionary Cash Flow:
Net Income	$(16,521)	$114,500	$446,171	$750,703
(Income) loss from discontinued operations, net of tax	—	179	—	(460,634)
Depreciation, depletion and amortization	139,288	106,368	484,647	312,247
Deferred Taxes	5,276	20,631	(43,184)	9,110
Dry Hole and Impairment	32,297	28,059	106,571	87,170
Exploration	17,443	4,409	31,838	26,473
(Gain) loss on Property Sales	610	155	(304,693)	(72)
Other Noncash	3,668	(20,686)	6,435	(6,733)
Discretionary cash flow from continuing operations before changes in assets and liabilities	182,061	253,615	727,785	718,264
Discretionary cash flow from discontinued operations	—	—	—	119,233

Total(3)	$182,061	$253,615	$727,785	$837,497

(1)             Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release.

(2)             Results from continuing operations for 2005 exclude activities from Thailand and Hungary.

(3)             In the 4th Quarter of 2006, the Company adjusted its treatment of interest capitalized in the statement of cash flows.  The  Company now reflects interest capitalized as an investing cash outflow rather than as the operating cash outflow.  Prior year amounts have not been reclassified due to the immateriality of the adjustment.

Exhibit 99.3

Pogo Producing Company
Supplemental Information (Unaudited)
Continuing Operations **

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2006	2005	2006	2005
Net Natural Gas Sales (Mcf/day)
Domestic	208,252	194,408	201,516	231,577
Canada ***	84,076	70,652	78,044	18,584
Total Natural Gas	292,328	265,060	279,560	250,161

Gas Price ($/Mcf)
Domestic	$5.77	$10.07	$6.19	$7.46
Canada ***	$6.12	$11.04	$6.50	$10.96
Average Gas Price	$6.06	$9.99	$6.30	$7.62

Net Liquids Production (Bbl/day)
Crude & Condensate
Domestic	16,508	18,499	17,717	22,337
Canada ***	13,435	12,935	13,463	3,397
Total Crude & Condensate	29,943	31,434	31,180	25,734

Plant Products
Domestic	4,345	3,028	4,492	3,842
Canada ***	1,359	1,223	1,252	320
Total Plant Products	5,704	4,251	5,744	4,162

Total Liquids	35,647	35,685	36,924	29,897

Average Prices ($/Bbl)
Crude & Condensate
Domestic	$57.94	$58.79	$62.73	$50.90
Canada ***	$44.24	$43.94	$50.40	$44.29
Average Crude & Cond. Prices	$51.84	$52.68	$57.42	$49.85

Average Prices ($/Bbl)
Plant Products
Domestic	$32.43	$43.07	$37.28	$33.94
Canada ***	$36.31	$42.24	$39.22	$42.12
Average Plant Product Prices	$33.36	$42.82	$37.71	$34.56

Selected Balance Sheet Data

($ in 000’s)
	12/31/2006	12/31/2005
Total Assets	$6,971,135	$5,675,748
Long-term Debt *	2,322,000	1,646,000
Shareholders’ Equity	2,567,400	2,098,582

* Excludes debt discount of $2,548 at 12/31/05 and $2,339 at 12/31/06.
** Results from continuing operations for 2005 exclude activities related to Thailand.
*** Northrock reflected in financials from acquisition date of September 27, 2005.

Exhibit 99.4

2007 Guidance

February 15, 2007

The table below provides the Company’s estimated ranges of certain expected results for the year ending December 31, 2007. The estimated ranges, or guidance, is forward-looking, and actual results may differ materially. This guidance does not take into account the potential effect of any strategic transaction or change to the Company’s business plan that may occur. Please refer to the discussion that follows the table for further information regarding factors that may affect the projected ranges or actual results.

Daily Production	2007 Guidance

Total Production BOE/day	89,000	-	92,000

Costs
LOE/Mcfe	$1.30	-	$1.50
Production and Other Taxes/Mcfe	$0.30	-	$0.50
G&A/Mcfe	$0.60	-	$0.75
DD&A/Mcfe	$3.00	-	$3.25
Transportation & Other/Mcfe	$0.10	-	$0.15
Exploration Expenses	$30.00	-	$40.00	MM
Dry Hole & Impairment Expenses	$50.00	-	$75.00	MM
Tax Rate	(15%)	-	15%
Interest Expense	$155.00	-	$165.00	MM
Capitalized Interest (portion of interest capitalized)	50%	-	60%
Deferred Taxes (portion of book taxes deferred)	25%	-	50%

Pricing Differentials (1)
Domestic Gas Differential vs. NYMEX	$(0.25)	-	$(0.75)	per mcf
Domestic Oil Differential vs. NYMEX	$(2.00)	-	$(2.50)	per bbl
Canada Gas Differential vs. NYMEX	$(0.50)	-	$(0.75)	per mcf
Canada Oil Differential vs. NYMEX	$(16.00)	-	$(18.00)	per bbl

(1)           Before hedging impact

The guidance provided above constitutes “forward-looking statements” within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations (“Cautionary Statements”) are disclosed in the Company’s filings with the Securities and Exchange Commission (the “Commission”). The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors set forth below and the risk factors described in the Company’s filings with the Commission. These factors include:

•              strategic transactions, including the sale of part or all of the Company, or changes to the Company’s business plan, that may result from its strategic alternatives process

•              the cyclical nature of the oil and natural gas industries

•              the availability of oilfield services

•              the Company’s ability to successfully and profitably find, produce and market oil and gas

•              uncertainties associated with the United States and worldwide economies

•              current and potential governmental regulatory actions in countries where the Company operates

•              substantial competition from larger companies

•              the Company’s ability to implement cost reductions

•              the Company’s ability to acquire and integrate oil and gas reserves

•              operating interruptions (including leaks, explosions, fires, mechanical failure, unscheduled downtime, transportation interruptions, and spills and releases and other environmental risks)

•              fluctuations in foreign currency exchange rates in areas of the world where the Company conducts operations

•              covenant restrictions in the Company’s debt agreements

Many of these factors are beyond the Company’s ability to control or predict. Management cautions against putting undue reliance on forward-looking statements.